                                   EXHIBIT 21
                                 TO FORM 10-K OF
                           SEA PINES ASSOCIATES, INC.

                   Subsidiaries of Sea Pines Associates, Inc.

      Sea Pines Company, Inc., a South Carolina corporation, and Sea Pines Associates Trust I, a Delaware business trust, are the wholly owned subsidiaries of Sea Pines Associates, Inc. The significant active subsidiaries of Sea Pines Company, Inc. are:

      (a) Sea Pines Real Estate Company, Inc., a South Carolina corporation doing business as Sea Pines Real Estate Company.

      (b)   Fifth Golf Course Club, Inc., a Delaware Corporation